                                                                     Exhibit 4.1

================================================================================

                       NOTE AND WARRANT PURCHASE AGREEMENT

                                   DATED AS OF

                               SEPTEMBER 30, 2004

                                 BY AND BETWEEN

                                  LANGER, INC.

                                       AND

                   THE PURCHASERS LISTED ON SCHEDULE I HERETO

                                 WITH RESPECT TO

                          7% SENIOR SUBORDINATED NOTES
                      AND WARRANTS TO PURCHASE COMMON STOCK

================================================================================

                       NOTE AND WARRANT PURCHASE AGREEMENT
                          7% SENIOR SUBORDINATED NOTES
                        WARRANTS TO PURCHASE COMMON STOCK

     NOTE AND WARRANT PURCHASE AGREEMENT (the "Agreement") dated as of September
30, 2004, by and between LANGER, INC., a Delaware corporation (the "Seller"), and the Purchasers set forth on the signature pages affixed hereto (each a
"Purchaser" and collectively the "Purchasers").

                                   WITNESSETH:

     WHEREAS, the Purchasers are willing to purchase from the Seller, and the
Seller desires to sell to the Purchasers, an aggregate of $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 (the "Notes") and
Common Stock Purchase Warrants (the "Warrants") entitling the holders thereof to purchase an aggregate of 110,000 shares of the Seller's common stock, $0.02 par value (the "Common Stock"), at an exercise price of $0.02 per share (subject to adjustment as more fully set forth herein and in the Warrants).

     NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     1.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2), the Seller will sell and each of the Purchasers will purchase (i) the Notes in the principal amounts set forth on Schedule 1 hereto, and (ii) the numbers of Warrants set forth on Schedule 1 hereto. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares."

     1.2 TERMS OF THE NOTES AND THE WARRANTS. The terms and provisions of the
Notes are more fully set forth in the Form of Senior Subordinated Note, in the form attached hereto as Exhibit A. The terms and provisions of the Warrants are more fully set forth in the Form of Common Stock Purchase Warrant, in the form attached hereto as Exhibit B.

     1.3 TRANSFERS; LEGENDS.

         (a) The Notes may be transferred, in whole or in part, by any of the
Purchasers at any time by delivering written transfer instructions to the
Seller, and the Seller shall reflect such transfer

on its books and records and reissue appropriate Notes upon surrender of Notes evidencing the Notes being transferred, provided that if the Seller determines in good faith that under applicable securities laws an opinion of counsel should be obtained in connection with such transfer or assignment, then it may condition its reflecting such transfer or assignment on its books and records on receipt of such opinion. Any such transfer shall be made by a Purchaser in accordance with applicable law.

         (b) The certificates representing the Notes, the Warrants and the
Warrant Shares, until such time as such securities are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended, shall contain a legend substantially in the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT
          BE SOLD, ASSIGNED OR TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE
          REGISTRATION STATEMENT UNDER SAID ACT OR UNLESS THE ISSUER HAS
          RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER
          THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED."

                                   ARTICLE II
                           PURCHASE PRICE AND CLOSING

     2.1 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") to be paid by the Purchasers to the Seller to acquire the Notes and the Warrants shall be $5,500,000.

     2.2 THE CLOSING. The closing of the transactions contemplated under this
Agreement (the "Closing") shall take place at the offices of Kane Kessler, P.C.,
1350 Avenue of the Americas, 26th Floor, New York, New York. The Closing shall take place on the date hereof.

     2.3 DELIVERIES.

         (A) DELIVERIES BY THE SELLER. At Closing, the Seller shall deliver or cause to be delivered to the Purchasers the following:

         1.  (i)  The Notes duly executed by the Seller; and

             (ii) Certificates evidencing the Warrants.

         2.  A legal opinion of Kane Kessler, P.C. counsel to the Seller
             ("Seller's Counsel"), in form and substance satisfactory to the
             Purchasers.

         3.  The Secretary's certificate and other documents, as contemplated by
             Section 8.1.

         (B) DELIVERIES BY THE PURCHASERS. At the Closing, each Purchaser shall deliver or cause to be delivered to the Seller the such Purchaser's pro rata portion of the Purchase Price as set forth opposite such Purchaser's name on
Schedule 1 hereto, in cash by either wire transfer of immediately available funds or certified or cashier's check or in accordance with the Seller's instructions (which instructions shall be given to the Purchasers in writing no later than three (3) Business Days prior to the Closing). For purposes of this
Agreement, "Business Day" means any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchasers as follows:

     3.1 CORPORATE EXISTENCE AND POWER. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Seller. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any Person or entity, a material adverse effect on its condition
(financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), or results of operations. For purposes of this
Agreement, the term "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein. Each of the Seller's Subsidiaries is a corporation or limited company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all corporate powers required to carry on its business as now conducted. For purposes of this Agreement, the term
"Subsidiary" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests.

     3.2 CORPORATE AUTHORIZATION. Except for the approval of the authorization and issuance of the Warrant Shares by the shareholders of the Company, the execution, delivery and performance by the Seller of this Agreement, the Notes and the Warrants, and the consummation of the transactions contemplated hereby
(including, but not limited to, the sale and delivery of the Notes and the Warrants, and the subsequent issuance of the Warrant Shares upon exercise of the Warrants) have been duly authorized, and no additional corporate action is required for the approval of this Agreement. The Warrant Shares have been duly authorized and reserved for issuance by the Seller in an amount sufficient to cover all exercises of the Warrants. This Agreement, the Notes and the Warrants have been or, to the extent contemplated hereby, will be duly executed and delivered and constitute, or will constitute, the legal, valid and binding agreements of the Seller enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of its obligations hereunder are subject to general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 CAPITALIZATION. The authorized capital stock of the Seller on the date hereof consists of 50,000,000 shares of Common Stock, of which 4,380,851 shares were issued and outstanding as of August 12, 2004, and 250,000 shares of preferred stock, no par value, no shares of which have been issued. All of the issued and outstanding shares of the Seller's Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties.

     3.4 GOVERNMENTAL AUTHORIZATION. No material consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Seller or any of its Subsidiaries is required for the valid execution and delivery of this Agreement, the Notes and the Warrants and the consummation of the transactions contemplated hereby (including, but not limited to, the sale and delivery of the Notes and the Warrants and the subsequent issuance of the Warrant Shares upon exercise of the Warrants), except where the failure to obtain such consent or make such filing would not have a Material
Adverse Effect on the Seller, and except for appropriate filings (i) with the
Securities and Exchange Commission ("SEC") and the NASDAQ of a Form D, (ii) with the NASDAQ of an additional listing application for the Warrant Shares, and
(iii) with such state securities commissions in respect of "blue sky" laws as may be appropriate.

     3.5 NO CONFLICT, BREACH, VIOLATION OR DEFAULT. The execution, delivery and performance of this Agreement, the Notes and the Warrants by the Seller, and the
consummation by the Seller of the transactions contemplated hereby (including the issuance of the Warrant Shares) do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) the Seller's Certificate of Incorporation or the Seller's
Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Purchasers through the SEC's EDGAR system), (b)
any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Seller or any of its
Subsidiaries, or any of their respective material assets or properties, or (c)
any material agreement or instrument to which the Seller or any of its
Subsidiaries is a party or by which the Seller or any of its Subsidiaries is bound or to which any of their respective assets or properties are subject, except, in the case of clauses (b) and (c) only, for such conflicts, breaches or violations as have not and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the
Seller and its Subsidiaries taken as a whole.

     3.6 DELIVERY OF SEC FILINGS; BUSINESS. The Seller has made available to the
Purchasers through the EDGAR system, true and complete copies of the Seller's most recent Annual Report on Form 10-K for the fiscal year ended December 31,
2003 (the "10-K"), and all other reports filed by the Seller pursuant to the
Securities Exchange Act of 1934, as amended (the "Exchange Act") since the filing of the 10-K and prior to the date hereof (collectively, the "SEC
Filings). The SEC Filings are the only filings required of the Seller pursuant to the Exchange Act for such period. The Seller is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Seller.

     3.7 SEC FILINGS. At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     3.8 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Seller as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act). Except (i) for liabilities incurred in connection with the Silipos
Acquisition (as defined below) or (ii) as set forth in the financial statements of the Seller included in the SEC Filings filed prior to the date hereof, the
Seller has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Seller. For purposes of this
Agreement, "Silipos Acquisition" shall refer to proposed acquisition by the
Seller of all of the capital stock of Silipos, Inc., a Delaware corporation
("Silipos").

     3.9 COMPLIANCE WITH LAW. The Seller is in compliance in all respects and has conducted its business so as to comply in all respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to its operations except where such non-compliance would not have a Material Adverse Effect on the Seller.

     3.10 NO DEFAULTS. The Seller and its Subsidiaries are not, nor have they received notice that they would be with the passage of time, giving of notice, or both, in breach or violation of any of the terms and provisions of, or in default under (a) their charters and bylaws, (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over them, or any of their material assets or properties, or
(c) any material agreement or instrument to which they are a party or by which they are bound or to which any of their assets or properties are subject, except, in the case of clauses (b) and (c) only, for such conflicts, breaches or violations as have not and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Seller and its Subsidiaries taken as a whole.

     3.11 LITIGATION. Except as disclosed in the SEC Filings, there is no action, suit, proceeding, judgment, claim or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, which could, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on the Seller or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

     3.12 TITLE TO PROPERTIES. Except as disclosed in the SEC Filings, the
Seller and its Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Seller and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

     3.13 TAX RETURN AND PAYMENTS. The Seller has filed all tax returns required by law to be filed by it and has paid all material taxes, assessments and other governmental charges levied upon the Seller and any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest or those that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established on the books of the Seller in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Seller in respect of Federal, state and foreign income taxes for all fiscal periods are adequate in the opinion of the Seller, and the Seller has not been notified of any material unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment for which adequate provision has not been made in its accounts in accordance with generally accepted accounting principles.

     3.14 BROKERS. Except for William Smith & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon any arrangement made by or on behalf of the Seller.

     3.15 SECURITIES LAWS. Neither the Seller nor any agent acting on behalf of the Seller has taken or will taken any action which might cause this Agreement, the Notes, the Warrants or the Warrant Shares to violate the Securities Act of
1933, as amended, (the "Securities Act") or the Exchange Act or any rules or regulations promulgated thereunder, as in effect on the Closing Date. All offers and sales of capital stock, securities, Notes and Warrants of the Seller were conducted and completed in compliance with the Securities Act and all shares of capital stock and other securities issued by the Seller prior to the date hereof have been issued in transactions exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" laws and in compliance with all applicable corporate laws.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser, for itself, hereby severally represents and warrants to the Seller as follows:

     4.1 EXISTENCE AND POWER. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of such Purchaser's organization. The Purchaser has all powers required to carry on such Purchaser's business as now conducted.

     4.2 AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized, and no additional action is required for the approval of this Agreement. This Agreement has been duly executed and delivered and constitutes the valid and binding agreement of the
Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3 INVESTMENT. The Purchaser is acquiring the Notes, the Warrants and, upon exercise of the Warrants, the Warrant Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distribution or selling the same; provided, however, that the Purchaser may transfer the Notes, the Warrants and the Warrant Shares among one or more of its affiliates. The Purchaser is aware neither the Notes, the Warrants not the Warrant Shares have been registered under the Securities Act or under applicable state securities or
`blue sky' laws. The Purchaser is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

     4.4 RELIANCE ON EXEMPTIONS. The Purchaser understands that the Notes, the
Warrants and the Warrant Shares are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United
States federal and state securities laws and

that the Seller is relying upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes, the Warrants, and the Warrant Shares.

     4.5 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Notes, the Warrants and the Warrant Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Purchaser understands that the purchase of the Notes, the Warrants and the Warrant Shares involves substantial risk.

     4.6 DISCLOSURE OF INFORMATION. The Purchaser has had an opportunity to receive all additional information related to the Seller requested by it and to ask questions of and receive answers from the Seller regarding the terms and conditions of the issuance and sale of the Notes, the Warrants and the Warrant
Shares, the terms and conditions of the Silipos Acquisition and the business, properties, prospects and financial condition of each of the Seller and Silipos, and to obtain any additional information requested. The Purchaser has received and considered all information such Purchaser deems relevant to make an informed decision to purchase the Notes, the Warrants and the Warrant Shares. The
Purchaser acknowledges receipt of copies of the SEC Filings, the summary of the
Silipos Acquisition prepared by the Seller, and definitive copies of the principal agreements and documents relating to the Silipos Acquisition. Neither such inquiries nor any other due diligence investigation conducted by the
Purchaser shall modify, amend or affect the Purchaser's right to rely on the
Seller's representations and warranties contained in this Agreement.

     4.7 NO GENERAL SOLICITATION. The Purchaser did not learn of the investment in the Notes, the Warrants and the Warrant Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

     4.8 BROKERS AND FINDERS. Except for William Smith & Co., no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Seller or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

                                    ARTICLE V
                             COVENANTS OF THE SELLER

     5.1 RESERVATION OF COMMON STOCK. The Seller shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from

time to time equal the number of shares sufficient to permit the exercise of the
Warrants issued pursuant to this Agreement in accordance with their respective terms.

     5.2 NO CONFLICTING AGREEMENTS. The Seller shall not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Seller's obligations to the Purchasers under this
Agreement, the Notes or the Warrants.

     5.3 COMPLIANCE WITH LAWS. The Seller shall comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

     5.4 LISTING OF UNDERLYING SHARES AND RELATED MATTERS. If the Seller applies to have its Common Stock or other securities traded on any stock exchange or market, it shall include in such application the Warrant Shares and will take such other action as is necessary to cause such shares of Common Stock to be so listed.

     5.5 REPORTING OBLIGATIONS. (a) So long as any interest or principal of the
Notes is outstanding, and so long as any Warrant has not been exercised and has not expired by its terms, the Seller shall furnish to the Purchasers, or any other persons who hold any of the Notes or the Warrants (provided that such holders give notice to the Seller that they hold Notes or the Warrants and furnish their addresses) promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Seller to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act)
and any registration statement, prospectus or written communication (other than transmittal letters) (pursuant to the Securities Act), filed by the Seller with
(i) the SEC or (ii) any securities exchange on which shares of Common Stock are listed. The Purchasers are hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Seller which may have been furnished to the
Purchasers hereunder or otherwise, to any regulatory body or agency having jurisdiction over the Purchasers or to any Person which has succeeded, or shall have right or obligation to succeed, to all or any part of the Purchasers'
interest in the Seller or this Agreement.

         (b) The Seller agrees to maintain its registration pursuant to Section
12(g) of the Exchange Act and its listing on the Nasdaq Small Cap Market.

     5.6 INVESTIGATION. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. Without limiting the generality of the foregoing, the inability or failure of the Purchasers to discover any breach, default or misrepresentation by the Seller under this Agreement, notwithstanding the exercise by the Purchasers or other holders of the Notes of their rights under this Agreement, shall not in any way diminish any liability hereunder.

     5.7 USE OF PROCEEDS. The Seller covenants and agrees that the proceeds from the sale of the Notes and the Warrants shall be used by the Seller to fund the cash portion of the Silipos Acquisition by the Seller and for other general working capital purposes, including the costs and expenses associated with the
Silipos Acquisition.

     5.8 CORPORATE EXISTENCE. The Seller shall preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation and the rights, privileges and franchises of the Seller except where such failure to so preserve or maintain would not have a Material Adverse Effect on the Seller.

     5.9 LICENSES. The Seller shall, maintain at all times all licenses or permits necessary to the conduct of its business or as may be required by any governmental agency or instrumentality thereof except where the failure to so maintain would not have a Material Adverse Effect on the Seller.

     5.10 STOCKHOLDER APPROVAL. The Seller shall submit to its stockholders for consideration no later than the 2005 Annual Meeting of Stockholders a proposal to obtain stockholder approval to permit the issuance of Common Stock in an amount exceeding twenty percent (20%) of the outstanding Common Stock on the date of this Agreement (which amount shall include the Warrant Shares) in satisfaction of Nasdaq Marketplace Rule 4350(i)(1)(D).

     5.11 PERFORM COVENANTS. The Seller shall (a) make full and timely payment of any and all payments on the Notes, and all other indebtedness of the Seller to the Purchasers, whether now existing or hereafter arising and (b) duly comply with all the terms and covenants contained herein and in each of the instruments and documents given to the Purchasers in connection with or pursuant to this
Agreement, all at the times and places and in the manner set forth herein or therein.

     5.12 FURTHER ASSURANCES. The Seller shall, at its cost and expense, upon written request of the Purchasers, duly execute and deliver, or cause to be duly executed and delivered, to the Purchasers such further instruments and do and cause to be done such further acts as may be necessary, advisable or proper, in the absolute discretion of the Purchasers, to carry out more effectually the provisions and purposes of this Agreement.

                                   ARTICLE VI
                             SUBORDINATION OF NOTES

     6.1 AGREEMENT TO BE BOUND. (a) The Seller covenants and agrees, and each
Purchaser and subsequent holder of Notes by his (its) acceptance thereof, likewise covenants and agrees, that the Notes shall be issued subject to the provisions contained in this Article VI; and each person holding any Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

                                       10

         (b) All Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in Section 6.7 herein).

     6.2 PRIORITY OF SENIOR INDEBTEDNESS. (a) No payment on account of principal or interest on the Notes shall be made, nor shall any assets be applied to the purchase or other acquisition or retirement of the Notes, if, at the time of such payment or application or immediately after giving effect thereto, there shall exist a default in the payment of any amount due on any Senior
Indebtedness. Within ten (10) Business Days after knowledge of any such default referred to in this Section 6.2(a), the Seller shall furnish a copy thereof to each holder of the Notes, in the manner and at the address specified pursuant to
Section 10.2 hereof.

         (b) If there shall have occurred an event of default (other than a default in the payment of any amount due) with respect to any issue of Senior
Indebtedness or in the instrument under which the same has been issued, permitting the holders thereof, after notice or lapse of time, or both, to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment on account of principal or interest on the Notes shall be made, nor shall any assets be applied to the retirement of the Notes until the earliest to occur of
(i) 30 days after the date that notice of such default is given to the holders of the Notes pursuant to the last sentence of this Section 6.2(b), or (ii) the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms, or (iii) the date such event of default is waived by the holders of such Senior Indebtedness or otherwise cured. Within ten (10) Business Days after knowledge of any such default referred to in this
Section 6.2(b), the Seller shall furnish a copy thereof to each holder of the
Notes, in the manner and at the address specified pursuant to Section 10.2 hereof.

         (c) Upon the occurrence and during the continuance of any Event of
Default under the Notes (as such term is defined in the Notes), or upon the occurrence of an event described in Sections 6.2(a) or (b) which gives rise to the non-payment of principal or interest due on the Notes, and notwithstanding any other provision contained herein or in the Notes to the contrary, each
Purchaser hereby agrees, for the benefit of the holders of Senior Indebtedness, not to ask for, demand, sue for, take or receive any amount owing under the
Notes or exercise any remedy (whether pursuant hereto, including, without limitation, acceleration of the Notes, at law, in equity or otherwise) with respect thereto until the earliest of (i) 30 days after (x) the occurrence of such Event of Default or (y) the date that notice of such default is given to the holders of the Notes pursuant to Sections 6.2(a) or (b), (ii) the date on which all Senior Indebtedness is accelerated, (iii) if applicable, the date on which the Senior Indebtedness to which such event of default related is discharged in accordance with its terms or such event of default is waived by the holders of such Senior Indebtedness or otherwise cured or (iv) any voluntary or involuntary petition in bankruptcy filed by or against the Seller. Within ten
(10) Business Days after knowledge of any Event of Default under the Notes, the
Seller shall furnish a copy thereof to the

                                       11

holders of Senior Indebtedness in the manner and at the addresses specified in the documents and/or agreements evidencing the applicable Senior Indebtedness.

     6.3 ACCELERATION OF NOTES; INSOLVENCY. (a) Upon (i) any acceleration of the principal amount due on the Notes or Senior Indebtedness or (ii) any payment or distribution of assets of the Seller of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Seller, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof duly provided for, to the full satisfaction of the holders of Senior Indebtedness before the holders of the Notes shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and
upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Seller of any kind or character, whether in cash, property or securities, to which the holders of the Notes would be entitled, except for these provisions, shall be paid by the Seller or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Notes if received by them or it, as the case may be, directly to the holders of Senior
Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness before any payment or distribution is made to the holders of the Notes, except that the holders of Senior Indebtedness of the type described in clause (i) of the definition of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness (or provisions satisfactory to the holders of such Senior Indebtedness shall be made for such payment) before the holders of other types of Senior Indebtedness shall be entitled to receive payment on such other Senior Indebtedness.

         (b) In the event that, notwithstanding the provision of the preceding paragraph or of Section 6.2 hereof, any payment or distribution of assets of the
Seller prohibited by the preceding paragraph or by Section 6.2 hereof shall be received by the holders of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment, to the full satisfaction of the holders of Senior Indebtedness, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all
Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior
Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior
Indebtedness. All payments applied to Senior Indebtedness pursuant to this
Section 6.3(b) shall be allocated among the holders of Senior Indebtedness in accordance with the provisions of Section 6.3(a).

     6.4 SUBROGATION, ETC. Upon payment in full of all Senior Indebtedness, the holders of the Notes shall be subrogated to the rights of the holders of Senior
Indebtedness to receive payments

                                       12

or distributions of assets of the Seller pro rata in proportion to the respective amounts then owing to the holders of the Notes; and for purposes of such subrogation, no payments or distributions to the holders of Senior
Indebtedness of any cash, property or securities to which the holders of Notes would be entitled except for the provisions of this Article VI, and no payment over pursuant to such provisions to the holders of Senior Indebtedness, shall, as between the Seller and its creditors (other than the holders of the Notes and the holders of the Senior Indebtedness), be deemed to be a payment by the Seller to or on account of Senior Indebtedness, it being understood that the provisions of this Article VI are, and are intended to be, solely for the purpose of defining the relative rights of the holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. The holders of Senior
Indebtedness may amend, modify and otherwise deal with Senior Indebtedness without any notice to or approval of any holder of Indebtedness ranking junior to Senior Indebtedness.

     6.5 ENFORCEMENT. (a) The foregoing subordination provisions shall be for the benefit of the holders of Senior Indebtedness and may be enforced directly by such holders against the holders of the Notes. Each holder of Notes by his
(or its) acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Article VI are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

         (b) Upon any payment or distribution of assets of the Seller, the holders of the Notes shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidation trustee, Seller, agent or other person making such payment or distribution, delivered to the holders of the
Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Seller, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Article VI.

     6.6 OBLIGATIONS UNIMPAIRED. Nothing contained in this Article VI, or elsewhere in this Agreement, or in the Notes, is intended to or shall impair as between the Seller, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Seller, which shall be absolute and unconditional, to pay the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or affect the relative rights of the holders of the Notes and other creditors of the Seller other than the holders of Senior
Indebtedness, nor shall anything herein or therein prevent the holder of any
Notes from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article
VI of the holders of Senior Indebtedness in respect to cash, property or securities of the Seller received upon the

                                       13

exercise of any such remedy. Nothing contained in this Article VI or elsewhere in this Agreement, or in any of the Notes, shall prevent the Seller from making payment of the principal of or interest on the Notes at any time except under the conditions described in Section 6.2 or 6.3 or during the pendency of any dissolution, winding up, liquidation or reorganization of the Seller.

     6.7 DEFINITION OF SENIOR INDEBTEDNESS. The term "Senior Indebtedness" shall mean the principal and interest on (i) all Indebtedness of the Seller and its
Subsidiaries for money borrowed from time to time, including that owing to banks or other financial institutions, an agency or agencies of the federal government or other institutions engaged in the business of lending money, (ii) obligations of the Seller for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (iii) any future senior secured Indebtedness of the Seller (such senior secured Indebtedness to be limited to asset-based working capital facilities or term loans for purposes of funding ongoing working capital and liquidity requirements of the Seller) and
(iv) any deferrals, renewals and extensions of any indebtedness described in clauses (i) through (iii) above, unless under the express provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, such indebtedness is not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include
Indebtedness owed or owing to any Subsidiary or any officer, director or employee of the Seller or any Subsidiary. For purposes of this Agreement,
"Indebtedness" of any person means and includes, without duplication, as of any date as of which the amount thereof is to be determined, (i) all obligations of such person to repay money borrowed (including, without limitation, all debentures payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) the value of all capital leases (as such term is defined in accordance with generally accepted accounting principles in effect on the date of this Agreement) in respect of which such person is liable as lessee or as the guarantor of the lessee, (iii) the principal amount of all monetary obligations which are secured by any lien or security interest existing on property owned by such person whether or not the obligations secured thereby shall have been assumed by such person, (iv) all guaranties of the Indebtedness of any other person and (v) all amounts from time to time owing to trade creditors arising in the ordinary course of such person's business.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

     7.1 OBLIGATIONS TO REGISTER. The Seller agrees to use its best efforts to file with the SEC no later than December 31, 2005, a registration statement for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering all of the Warrant Shares. Such registration statement shall be on Form S-3 under the Securities Act, if such Form is then available for use by the Seller, or another appropriate form that is available to the Seller permitting registration of such Warrant Shares for resale by the holders of the Warrant Shares ("Holders") in the manner or manners reasonably designated by them (including, without

                                       14

limitation, one or more underwritten offerings). The Seller shall use its best efforts to cause such registration statement to be declared effective pursuant to the Securities Act as promptly as practicable following the filing thereof, and, subject to applicable laws, rules and orders, to keep such registration statement continuously effective under the Securities Act until the Holders are permitted to sell the Warrant Shares pursuant to Rule 144(k) of the Securities
Act, or such shorter period ending when there cease to be outstanding any
Warrants or Warrant Shares held by the Holders. Notwithstanding the foregoing, the Holders acknowledge that in connection with the Seller's contemplated acquisition strategy, the Seller may file a registration statement relating to shares of Common Stock to be issued in connection with such acquisition. In such event, if the Board of Directors of the Seller reasonably determines that the
Seller will be filing a registration statement under the Securities Act in connection with an acquisition, then any registration statement required to be filed by this Section 7.1 may be temporarily delayed at the discretion of the
Seller's Board of Directors, and the Warant Shares which would have been otherwise included in such registration statement shall be included in the
Seller's registration statement to be filed in connection with the contemplated acquisition, so that the Seller would not be required to file more than one registration statement in any consecutive six-month period; provided, however, that the provisions of this sentence shall not be applicable, and the Seller shall not be permitted to delay the filing of a registration statement registering the Warrant Shares, in the event that the Seller proposes, in connection with any such acquisition, to use a registration statement on Form
S-4 or any successor form thereto.

     7.2 TERMS AND CONDITIONS OF REGISTRATION. Except as otherwise provided herein, in connection with any registration statement filed pursuant to Sections
7.1, the following provisions shall apply:

         (a) If requested by the Holder(s) in connection with a registration statement filed pursuant to Sections 7.1, the Seller will enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to the Seller, the Holder(s)
and the underwriters, and to contain such representations, warranties and covenants by the Seller and such other terms as are customarily contained in such agreements used by the managing underwriter, including, without limitation, restrictions of sales of Common Stock or other securities by the Seller as may be reasonably agreed to between the Seller and such underwriters. The Holders shall be a party to any underwriting agreement relating to an underwritten sale of their Warrant Shares and may, at their option, require that any or all of the representations, warranties and covenants of the Seller to or for the benefit of such underwriters, shall also be made to and for the benefit of the Holders. All representations and warranties of the Holders shall be made to or for the benefit of the Seller.

         (b) The Seller shall provide a transfer agent and registrar (which may be the same entity) for the Warrant Shares, not later than the effective date of such registration.

                                       15

         (c) All expenses in connection with the preparation and filing of a registration statement filed pursuant to Section 7.1 shall be borne solely by the Seller, except for any transfer taxes payable with respect to the disposition of such Warrant Shares, and any underwriting discounts and selling commissions applicable solely to such sales of Warrant Shares, which shall be paid by the Holders of the Warrant Shares being registered.

         (d) The Seller shall use its best efforts to cause all of the shares covered by such registration statement to be listed on NASDAQ or such other exchange as the Warrant Shares may then be listed on, on which similar shares are listed for trading, if the listing of such registered shares is permitted by such exchange.

         (e) Following the effective date of such registration statement, the
Seller shall, upon the request of the Holders, forthwith supply such number of prospectuses (including exhibits thereto and preliminary prospectuses and amendments and supplements thereto) meeting the requirements of the Securities
Act and such other documents as are referred to in the prospectus as shall be reasonably requested by the Holders to permit the Holders to make a public distribution of their Warrant Shares.

         (f) The Seller shall prepare, if necessary, and file such amendments and supplements to such registration statement filed pursuant to Section 7.1 hereof, as may be necessary to keep such registration statement effective, subject to applicable laws, rules and orders, until the Holders are permitted to sell the Warrant Shares pursuant to Rule 144(k) of the Securities Act, or such shorter period ending when there cease to be outstanding any Warrants or Warrant
Shares held by the Holders, and to comply with the provisions of the Securities
Act with respect to the offer and sale or other disposition of the shares covered by such registration statement during the period required for distribution of the shares.

         (g) The Holders may select the underwriter or underwriters, if any, who are to undertake any offering and distribution of the Shares to be included in a registration statement filed under the provisions of Section 7.1, subject to the
Seller's prior approval of the underwriter or underwriters.

         (h) The Seller shall use its best efforts to register the Warrant
Shares covered by any such registration statements filed pursuant to Section 7.1 under such securities or "blue sky" laws in addition to those in which the
Seller would otherwise sell shares, as the Holders reasonably request, except that neither the Seller nor the Holders shall for any such purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified. The fees and expenses incurred in connection with such registration shall be borne by the Sellers.

         (i) The Holders shall cooperate fully with the Seller and provide the
Seller with all information reasonably requested by the Seller for inclusion in the registration statement or as

                                       16

necessary to comply with the Securities Act. The Seller shall cooperate fully with any underwriters selected by the Holders and counsel to such underwriters, and shall provide reasonable and customary access to the Seller's books and records (upon receipt from such underwriters of customary confidentiality agreements) in order to facilitate such underwriters' review and examination of the Seller in connection with such underwriting.

         (j) The Seller shall notify the Holders, at any time after effectiveness when a prospectus relating thereto is required to be delivered under the Securities Act within the period mentioned in subdivision (f) of this
Section 7.2, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing (and upon receipt of such notice and until a supplemented or amended prospectus as set forth below is available, the
Holders shall not offer or sell any securities covered by such registration statement and shall return all copies of such prospectus to the Seller if requested to do so by it), and at the request of the Holders prepare and furnish the Holders promptly a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

         (k) The Seller shall furnish to the Holders at the time of the disposition of the Warrant Shares, a signed copy of an opinion of the Seller's regular in-house or outside general counsel, or other counsel of the Seller's selection reasonably acceptable to, and which opinion shall be reasonably satisfactory in form and substance to, the Holders to the effect that: (a) a registration statement covering such Warrant Shares has been filed with the SEC under the Securities Act and has been made effective by order of the SEC, (b)
said registration statement and prospectus contained therein comply as to form in all material respects with the requirements of the Securities Act, and nothing has come to such counsel's attention (after due inquiry) which would cause such counsel to believe that either said registration statement or such prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of such prospectus, in light of the circumstances under which they were made) not misleading, (c) after due inquiry such counsel knows of no legal or governmental proceedings required to be described in such registration statement or prospectus which are not described as required, or of any contracts or documents of a character required to be described in such registration statement or such prospectus to be filed as an exhibit to such registration statement or to be incorporated by reference therein which are not described and filed as required and (d) to such counsel's knowledge, no stop order has been issued by the SEC suspending the effectiveness of such registration statement; it being understood that such opinion may contain such qualifications and assumptions as are customary in the rendering of similar opinions, and that such counsel may

                                       17

rely, as to all factual matters treated therein, on certificates of the Seller
(copies of which shall be delivered to the Holders).

         (l) The Seller will use its best efforts to comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act, to the extent it shall be required to do so pursuant to such sections, and at all times while so required shall use its best efforts to comply with all other public information reporting requirements of the SEC (including reporting requirements which serve as a condition to utilization of Rule 144 promulgated by the SEC under the
Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any shares of Common Stock held by the Holders. The Seller will also cooperate with the Holders in supplying such information and documentation as may be necessary for the Holders to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the
Securities Act for the sale of any Common Stock held by the Holders.

                                  ARTICLE VIII
                            CONDITIONS TO THE CLOSING

     8.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASERS. The obligations of the
Purchasers are subject to the fulfillment or satisfaction, on and as of the date of the Closing (the "Closing Date") except as otherwise expressly indicated
below or in Section 1.3 hereof, of each of the following conditions (any one or more of which may be waived by the Purchasers in their sole discretion, but only in a writing signed by the Purchasers):

         (A) OPINION. The Purchasers shall have received the opinion of Seller's
Counsel, in form and substance satisfactory to the Purchasers.

         (B) SECRETARY'S CERTIFICATE. The Purchasers shall have received a certificate of the Secretary of the Seller dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Seller approving the transactions contemplated by this Agreement and the issuance of the Notes and the Warrants, certifying the current versions of the Certificate of Incorporation and Bylaws of the Seller and certifying as to the signatures and authority of persons signing this Agreement, the Notes and the Warrants on behalf of the Seller.

         (C) OFFICER'S CERTIFICATE. The Purchasers shall have received a
Certificate, executed on behalf of the Seller by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the condition specified in Section 8.1(e).

         (D) NOTES, WARRANTS. The Seller shall have executed and delivered the
Notes in the form of Exhibit A attached hereto, and certificates evidencing the
Warrants in the form of Exhibit B attached hereto, to the Purchasers, in the amounts as provided in Section 2.3.

                                       18

         (E) PERFORMANCE; REPRESENTATION AND WARRANTIES. The Seller shall have performed and complied in all respects with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Seller prior to or at the Closing, the representation and warranties of the Seller contained herein shall be true and correct on and as of the Closing
Date as though made on such date, and the Seller shall have delivered to the
Purchasers a certificate of a duly authorized officer of the Seller to such effect.

         (F) APPROVALS, ETC. Approval and consent of all appropriate governmental regulatory agencies and the receipt of approval and/or consent from all other appropriate parties, and all consents which may be required under any of the Seller's agreements (or otherwise), with respect to the transactions contemplated hereby shall have been obtained.

         (G) NO LITIGATION. No litigation, arbitration or other legal or administrative proceeding against the Seller shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

     8.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller hereunder are subject to the fulfillment or satisfaction, on and as of the
Closing Date, of the following condition (which may be waived by the Seller, in its sole discretion, but only in a writing signed by the Seller):

         (A) PERFORMANCE; REPRESENTATION AND WARRANTIES. The Purchasers shall have performed and complied in all respects with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Purchasers prior to or at the Closing, the representation and warranties of the Purchasers contained herein shall be true and correct on and as of the
Closing Date as though made on such date, and the Purchasers shall have delivered to the Seller a certificate of a duly authorized officer of the
Purchasers to such effect.

         (B) NO LITIGATION. No litigation, arbitration or other legal or administrative proceeding against the Purchasers shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

                                       19

                                   ARTICLE IX
                         INDEMNIFICATION AND TERMINATION

     9.1 SURVIVAL OF REPRESENTATIONS; INDEMNITY; PURCHASERS' LIABILITY.

         (A) SURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, the representations, warranties, covenants and agreements of the Seller and the
Purchasers contained in or made pursuant to this Agreement shall survive the
Closing of the transactions contemplated by this Agreement for a period of three
(3) months after the Closing.

         (B) INDEMNIFICATION. (i) The Seller agrees to indemnify and hold harmless the Purchasers, their affiliates, each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (A)
any breach or default in the performance by the Seller of any covenant or agreement made by the Seller in this Agreement, the Notes or the Warrants; (B)
any breach of warranty or representation made by the Seller in this Agreement or in any of the agreements or documents referred to in this Agreement and (C) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

             (ii) The Purchasers, severally and not jointly, agree to indemnify and hold harmless the Seller, its affiliates, and its respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (A) any breach or default in the performance by the Purchasers of any covenant or agreement made by the Purchasers in this Agreement; (B) any breach of warranty or representation made by the Purchasers in this Agreement;
and (C) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

         (C) INDEMNITY PROCEDURE. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

             An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

                                       20

             The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required.
If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the
Indemnifying Party shall be bound by any defense or settlement that the
Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the
Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

             The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and
the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

             With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the
Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying
Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                                       21

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     10.2 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, return receipt requested (and shall be deemed to have been received three(3) days after deposit into the United States mail), or sent by prepaid overnight courier, facsimile or confirmed telecopier, addressed as follows:

--------------------------------------------------------------------------------
If to the Purchasers:                   If to the Seller:
to the addresses set forth opposite     Langer, Inc.
the respective Purchasers names on      450 Commack Road
the signature pages hereto              Deer Park, NY 11729
                                        Attn: Chief Executive Officer
                                        Facsimile: (631) 667-1203
--------------------------------------------------------------------------------
                                        With a copy in each case to:
                                        Kane Kessler, P.C.
                                        1350 Avenue of the Americas - 26th Floor
                                        New York, New York 10019
                                        Attention: Robert L. Lawrence, Esq.
                                        Fax No.: (212) 245-3009
--------------------------------------------------------------------------------

Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     10.3 GOVERNING LAW. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

     10.4 JURISDICTION AND VENUE. This Agreement shall be subject to the exclusive jurisdiction of the Federal District Court, Southern District of New
York and if such court does not have proper jurisdiction, the State Courts of
New York County, New York. The parties to this Agreement

                                       22

agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the Federal District Court,
Southern District of New York and if such court does not have proper jurisdiction, the State Courts of New York County, New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in Federal District Court, Southern
District of New York and if such court does not have proper jurisdiction, the
State Courts of New York County, New York has been brought in an inconvenient forum.

     10.5 SUCCESSORS AND ASSIGNS. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that any of the Purchasers shall be permitted to assign their rights under this Agreement to any affiliate of such Purchaser.

     10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     10.7 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

     10.8 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     10.9 AMENDMENT AND WAIVERS. Any term or provision of this Agreement or the
Notes may be amended, and the observance of any term of this Agreement or the
Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Seller and the holders of a majority of the outstanding principal amount of the Notes;
provided, however, that without the consent of each holder of a Note affected, an amendment, waiver or supplement may not (i) extend the final maturity of this
Note; (ii) reduce the principal amount of this Note; (iii) reduce the rate or extend the time of payment of any interest on this Note; (iv) impair or affect the right of any Holder of any Note to institute suit for the payment of a Note;
or (v) change the currency for payment of principal of, premium, if any, or interest on, this Note; and further,

                                       23

provided, however, that an amendment, waiver or supplement may not reduce the percentage of Notes, the consent of the Holders of which is required for any such amendment or waiver, without the consent of the holders of all Notes then outstanding.. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     10.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     10.11 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. For purposes of this Agreement, the term "knowledge," when used in reference to a corporation means the knowledge of the officers of such corporation assuming such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the knowledge of such individual assuming the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

     10.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     10.13 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this
Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                                       24

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Seller:                            LANGER, INC.

                                       By: /s/ Andrew H. Meyers
                                           --------------------
                                       Name: Andrew H. Meyers
                                       Title: President and Chief Executive
                                              Officer

The Purchasers:

                                       WYNNEFIELD PARTNERS SMALL CAP VALUE, LP I

                                       By:

                                       By: /s/ Nelson Obus
                                           ---------------
                                       Name: Nelson Obus
                                       Title: Managing Member

                                            Nelson Obus
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0134
                                            Fax:
                                            Email:

                                            Peter Black
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0742
                                            Fax:
                                            Email: pblack@wynnefieldcapital.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------

                                            Attn:                 , Esq.
                                                 -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       WYNNEFIELD PARNTERS SMALL CAP VALUE, LP

                                       By:

                                       By: /s/ Nelson Obus
                                           ---------------
                                       Name: Nelson Obus
                                       Title: Managing Member

                                            Nelson Obus
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0134
                                            Fax:
                                            Email:

                                            Peter Black
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0742
                                            Fax:
                                            Email: pblack@wynnefieldcapital.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       WYNNEFIELD PARTNERS SMALL CAP VALUE
                                       OFFSHORE FUND, LTD.

                                       By:

                                       By: /s/ Nelson Obus
                                           ---------------
                                       Name: Nelson Obus
                                       Title: President

                                            Nelson Obus
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0134
                                            Fax:
                                            Email:

                                            Peter Black
                                            450 7th Avenue
                                            Suite 509
                                            New York, NY 10123
                                            Phone: (212) 760-0742
                                            Fax:
                                            Email: pblack@wynnefieldcapital.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       AMGUARD INSURANCE COMPANY

                                       By: /s/ Jeffrey E. Picker
                                           ---------------------
                                       Name: Jeffrey E. Picker
                                       Title: Treasurer

                                            Jeffrey E. Picker
                                            16 S. River Street
                                            Wilkes-Barre, PA 18702
                                            Phone: (570) 825-9900 x1024
                                            Fax:
                                                -----------------
                                            Email: jpicker@guard.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       NORGUARD INSURANCE COMPANY

                                       By: /s/ Jeffrey E. Picker
                                           ---------------------
                                       Name: Jeffrey E. Picker
                                       Title: Treasurer

                                            Jeffrey E. Picker
                                            16 S. River Street
                                            Wilkes-Barre, PA 18702
                                            Phone: (570) 825-9900 x1024
                                            Fax:
                                                -----------------
                                            Email: jpicker@guard.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       GLOBIS CAPITAL PARNTERS, L.P

                                       By: /s/ Paul Packer
                                           -------------------
                                       Name: Paul Packer
                                       Title: Managing Member

                                            Paul Packer
                                            60 Broad Street
                                            38th Floor
                                            New York, NY 10004
                                            Phone: (212) 847-3248
                                            Fax:
                                                -----------------
                                            Email: paul@globiscapital.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       GLOBIS OVERSEAS FUND, LTD.

                                       By: /s/ Paul Packer
                                           ---------------
                                       Name: Paul Packer
                                       Title: Director

                                            Paul Packer
                                            60 Broad Street
                                            38th Floor
                                            New York, NY 10004
                                            Phone: (212) 847-3248
                                            Fax:
                                                -----------------
                                            Email: paul@globiscapital.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       DAVOS PARTNERS, L.P.

                                       /s/ David Nolan
                                       ---------------
                                       Name: David Nolan

                                            David Nolan
                                            666 Fifth Avenue
                                            8th Floor
                                            New York, NY 10152
                                            Phone: (212) 841-4209
                                            Fax:
                                                -----------------
                                            Email: dnolan@mlp.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       CHARLES V. MOORE

                                       /s/ Charles V. Moore
                                       --------------------

                                            Charles V. Moore
                                            1230 Avenue of the Americas
                                            2nd Floor
                                            New York, NY 10020
                                            Phone: (212) 759-7755
                                            Fax:
                                                -----------------
                                            Email: cmoore@trainerwortham.com

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                       LANGER PARTNERS, LLC

                                       By: /s/ Warren B. Kanders
                                           ---------------------
                                       Name: Warren B. Kanders
                                       Title: Member

                                            Langer Partners, LLC
                                            c/o Kanders & Company, Inc.
                                            1 Landmark Square
                                            22nd Floor
                                            Stamford, CT 06901
                                            Phone: (203) 552-9600
                                            Fax:
                                                -----------------
                                            Email: wbkanders@bloomberg.net

                                            with a copy to:

                                            ------------------------

                                            ------------------------
                                            Attn:                  , Esq.
                                                  -----------------
                                            Telephone:
                                                      -----------------
                                            Facsimile:
                                                      -----------------
                                            Email:

                                   SCHEDULE 1
                                       TO
                       NOTE AND WARRANT PURCHASE AGREEMENT
                    SENIOR SUBORDINATED NOTES DUE 9/30/2007,
                        WARRANTS TO PURCHASE COMMON STOCK

    PURCHASERS, PRINCIPAL AMOUNTS OF NOTES AND NUMBER OF WARRANTS PURCHASED,
                               AND PURCHASE PRICE

-----------------------------------------------------------------------------------------------------------------------
                                                                  Principal              Number of
Name of Purchaser                                               Amount of Note           Warrants        Purchase Price
-----------------------------------------------------------------------------------------------------------------------

Wynnefield Partners Small Cap Value, LP I                          $700,000               14,000            $700,000
-----------------------------------------------------------------------------------------------------------------------
Wynnefield Partners Small Cap Value, LP                            $850,000               17,000            $850,000
-----------------------------------------------------------------------------------------------------------------------
Wynnefield Partners Small Cap Value Offshore Fund, Ltd.            $700,000               14,000            $700,000
-----------------------------------------------------------------------------------------------------------------------
AmGUARD Insurance Company                                          $375,000                7,500            $375,000
-----------------------------------------------------------------------------------------------------------------------
NorGUARD Insurance Company                                         $375,000                7,500            $375,000
-----------------------------------------------------------------------------------------------------------------------
Globis Capital Partners, L.P.                                      $500,000               10,000            $500,000
-----------------------------------------------------------------------------------------------------------------------
Globis Overseas Fund, Ltd                                          $250,000                5,000            $250,000
-----------------------------------------------------------------------------------------------------------------------
Davos Partners, L.P.                                               $500,000               10,000            $500,000
-----------------------------------------------------------------------------------------------------------------------
Charles V. Moore                                                   $500,000               10,000            $500,000
-----------------------------------------------------------------------------------------------------------------------
Langer Partners, LLC                                               $750,000               15,000            $750,000
-----------------------------------------------------------------------------------------------------------------------
       Totals                                                    $5,500,000              110,000          $5,500,000
-----------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT A

                        FORM OF SENIOR SUBORDINATED NOTE

                                    EXHIBIT B

                                 FORM OF WARRANT